                                                                      EXHIBIT 12

                      COMPUTATION OF RATIO OF EARNINGS TO
                COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                  (UNAUDITED)
                    (dollars in thousands, except ratio's)

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
                                                            Year Ended December 31,
                                         ----------------------------------------------------------
                                          1993          1994        1995          1996        1997
                                         ------        ------      ------        ------      ------

Net income (loss) before taxes           $20,831       $4,539      $(3,222)      $ 3,168     $(16,903)
Interest expense                           2,362        3,869        5,409        14,275       15,939
                                         -------       ------      -------       -------     --------
 Earnings before fixed charges            23,193        8,408        2,187        17,443         (964)
                                         =======       ======      =======       =======     ========

Preferred dividends                            -            -            -         2,129        3,346
Ratio of pretax income to net income        1.54         1.54         1.54          0.89         1.00
                                         -------       ------      -------       -------     --------
Preferred dividend factor                      -            -            -         1,895        3,346

Fixed charges:
Interest expense                           2,362        3,869        5,409        14,275       15,939
Preferred dividend factor                      -            -            -         1,895        3,346
                                         -------       ------      -------       -------     --------
Total fixed charges and preferred          2,362        3,869        5,409        16,170       19,285
 dividend                                =======       ======      =======       =======     ========

Ratio of earnings to combined
 fixed charges and preferred dividends      9.82         2.17         0.40          1.08        (0.05)
                                         =======       ======      =======       =======     ========
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